CONTACTS:	Financial Analysts Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Industry Contacts Anthony Taddey 1-310-444-4146 ttaddey@trestlecorp.com
Exhibit 99.1

TRESTLE Announces the Completion of its Clinical Validation Study at University of Pittsburgh/UPMC

IRVINE, Calif.—September 20, 2005—Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging systems and services for pathology, drug safety and discovery, has completed its Clinical Validation Study designed to verify the equivalency of its digital imaging technology to traditional microscopy. The Study was conducted under the auspices of the University of Pittsburgh/UPMC and approved by its Institutional Review Board. Initiated in early 2004, this Study is expected to support allowance and permitted use for regulatory purposes of digital whole-slide pathology images in performing primary clinical diagnosis by demonstrating concordance when compared to diagnoses performed using traditional glass slides.

This Study encompassed three separate pathologists each reviewing 202 cases aggregating over 1800 slides, both glass and digital, thereby rendering 606 diagnoses. Among the Clinical Validation Study’s major findings are that no meaningful deviation or bias was introduced by utilizing digital whole-slide images in performing diagnoses. The Study’s major finding indicated a 4.3% discrepancy rate which compares with the 1.4% to 5.7% discrepancy rate generally associated with rendering second opinions.

Maurizio Vecchione, Trestle’s CEO, stated “The positive results of this concordance study should further validate the expanding and reliable use of digital whole-slide pathology images in various clinical and research settings. This study could form the foundation for a future application to seek FDA 510(k) Class II clearance for our digital imaging platform. We think the lack of such clearance for devices in our industry may be a major hindrance to the pathology digital imaging market growth and maturity, and having the positive result of this study should bode well for our ability to seek such clearance in the near term. We are delighted that this effort will assist our industry in developing and applying new permitted uses for digital imaging and archiving technologies”.

Drazen M. Jukic, MD, PhD, served as the Study’s Principal Investigator and stated “All of us included in this Study are further encouraged by the Study’s results. This level of concordance in performing primary diagnoses when utilizing glass versus digital images and then comparing the diagnoses rendered demonstrates the validity of these new methodologies in rendering primary diagnoses. We hope to integrate these technologies into pathologists’ workflow and help us (pathologists) practice at the level needed in today’s busy and demanding clinical environment”.

About Trestle Holdings Inc.

Trestle Holdings Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The Company's live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The Company’s slide scanning and imaging products perform high-speed whole glass slide digitization for virtual microscopy applications. Trestle’s slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment.

SAFE HARBOR STATEMENT

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our efforts to integrate our recently announced acquisition of the assets of InterScope Technologies, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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